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                                                                    EXHIBIT 10.3



                             DISTRIBUTION AGREEMENT



        THIS DISTRIBUTION AGREEMENT (the "Agreement") is entered into in San Clemente, California, U.S.A. as of September 1, 1998, ("Effective Date") by and between Micro Therapeutics, Inc., a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., with its principal office located at 1062-F Calle Negocio, San Clemente, CA 92673, U.S.A. ("COMPANY"), and Century Medical, Inc., a corporation duly organized and existing under the laws of Japan with its principal place of business located at 1-6-4 Ohsaki, Shinagawa-Ku, Tokyo, 141-8588, Japan ("DISTRIBUTOR").

        IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.      DEFINITIONS

        1.1 "ASP" OR "AVERAGE SELLING PRICE" means the Net Sales of any given Product divided by the total number units of that Product shipped (excluding non-revenue units, such as samples) and invoiced by DISTRIBUTOR to customers.

        1.2 "CONTRACT YEAR" shall mean the twelve month period commencing on January 1 and ending December 31 and shall have the same meaning as calendar year.

        1.3 "GROSS MARGIN" shall mean Net Sales minus the price of Product paid to Company.

        1.4 "INITIAL TERM" shall mean the period beginning on the Effective Date and expiring five (5) years from the date that DISTRIBUTOR first receives a medical device import approval to commercially market and sell the Liquid Embolic Material (LES) Product in the Territory.

        1.5 "NET SALES" means the gross revenues recorded by DISTRIBUTOR on the accrual method minus reasonable reserves for bad debt consistent with generally accepted accounting principles consistently applied by DISTRIBUTOR for sales of, and in connection with DISTRIBUTOR's purchase, transportation and importation of, the Products, less any discounts, rebates and credit for returned goods and cancellations, and less all freight charges, insurance and other costs of shipping and handling, taxes, duties and the like, all to the extent that any of the foregoing may be recorded or incurred by DISTRIBUTOR in connection with the Products under this Agreement.

        1.6 "PARTY" OR "PARTIES" shall mean COMPANY or DISTRIBUTOR, individually or collectively, depending on the context.

        1.7 "PRODUCTS" shall mean all current and future products manufactured by COMPANY or technology developed or otherwise acquired by COMPANY and any improvements, enhancements or line extensions thereto, including, without limitation, those Products specifically listed in EXHIBIT A, as amended from time to time.


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        1.8     "TERM" shall mean the Initial Term as defined in Section 3.1 plus any extensions pursuant to Section 3.2 or Section 3.3 unless earlier terminated pursuant to the terms hereof.

        1.9     "TERRITORY" shall mean the entire country of Japan.

2.      APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

        2.1 APPOINTMENT. COMPANY hereby appoints DISTRIBUTOR as COMPANY's exclusive distributor and importer of the Products within the Territory, and DISTRIBUTOR hereby accepts such appointment. During the term of this Agreement, COMPANY shall not distribute or import nor shall COMPANY authorize any other entity to distribute or import, directly or indirectly, the Products in the Territory, and neither shall COMPANY sell or authorize sales to any person or entity outside of the Territory who is known to COMPANY as intending to introduce Products into the Territory. Under no circumstances shall DISTRIBUTOR have authority to sell, distribute or re-export any Products outside the Territory.

        2.2 SUBDISTRIBUTORS. DISTRIBUTOR may appoint subdistributors to make sales of Products within the Territory on such terms and conditions as DISTRIBUTOR determines to be necessary to fulfill its obligations under this Agreement; provided that no such appointment or delegation shall relieve DISTRIBUTOR from any obligations hereunder. COMPANY acknowledges and accepts that DISTRIBUTOR will use subdistributors in the sale of Products, the use of said subdistributors being a normal business custom in the Territory.

3.      TERM OF AGREEMENT

        3.1 INITIAL TERM. The Initial Term shall commence as of the Effective Date and shall expire five (5) years from the date that DISTRIBUTOR first receives a medical device import approval to commercially market and sell the Liquid Embolization System ("LES") in the Territory in accordance with Section 4.2 of this Agreement, unless terminated earlier pursuant to the terms hereof.

        3.2 RENEWAL PERIOD. At the end of the Initial Term, this Agreement shall automatically renew for an additional five (5) years ("Renewal Period"), subject to Sections 8.11(d) and (e), unless terminated earlier pursuant to the terms hereof.

        3.3 EXTENSION BY MUTUAL AGREEMENT. After the Renewal Period the term of the Agreement may be extended for additional five (5) year periods upon written agreement of the Parties.


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4.      DISTRIBUTOR'S DUTIES

        4.1 TERRITORY RESPONSIBILITY. DISTRIBUTOR materially represents that it has adequate facilities, financing, and personnel to perform, at its own expense, its obligations under this Agreement. DISTRIBUTOR covenants to do each of the following:

                (a) To use commercially reasonable efforts to promote and sell the Products in the Territory and to maintain and enhance the goodwill of the Products.

                (b) To create and maintain a dedicated sales and marketing group exclusively focused on COMPANY Products and facilities capable of handling promptly all purchase requests in the Territory. DISTRIBUTOR may at its sole and exclusive option form a subsidiary company of DISTRIBUTOR and operate the distribution of the Products through such subsidiary. In the event of such a spin-off to a subsidiary company, DISTRIBUTOR may at its sole discretion offer to COMPANY the option to acquire an equity interest in the new company at terms and conditions to be determined by DISTRIBUTOR.

                (c) To maintain a commercially reasonable stock of the Products in order to satisfy the purchase requirements in the Territory.

                (d) To confer, from time to time, upon request, with COMPANY on matters relating to the marketing and promotion of the Products in the Territory.

                (e) To translate Product literature into Japanese when necessary.

                (f) Not to solicit the sale of, promote the sale of, sell, exhibit for sale, distribute or manufacture any product directly competitive with the Products.

        4.2 PRODUCT APPROVALS. DISTRIBUTOR shall use its reasonable commercial efforts, at its own expense (except as otherwise provided herein) and in its name, to secure all necessary medical device approvals ("Shonins") from the Japanese Ministry of Health and Welfare and to conduct when necessary any clinical trials needed to obtain medical device approvals to market the Products in the Territory. DISTRIBUTOR shall consult with COMPANY regarding selection of the clinical trial sites. COMPANY, at its option, shall have the sole right to select the clinical trial sites and investigators in the Territory.

        4.3 REIMBURSEMENT. DISTRIBUTOR shall develop a plan for securing in the Territory National Health Insurance reimbursement for the Products, filing any applications necessary or required by the local government to review a reimbursement request, attending meetings with the local government when required to review the application and in general, to use its reasonable commercial efforts to secure reimbursement approval.


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5.      COMPANY'S DUTIES

        5.1 PRODUCT DEVELOPMENT. COMPANY will use reasonable commercial efforts to develop for commercialization those Products currently under development and to create new Products for commercialization. COMPANY will inform DISTRIBUTOR, from time to time, of the technical and other developments regarding the Products as these may occur.

        5.2 LICENSES AND REGISTRATION MATERIALS. COMPANY shall provide DISTRIBUTOR with the materials necessary to obtain and maintain import licenses and health registrations required to import and sell the Products within the Territory by furnishing to DISTRIBUTOR, at COMPANY's cost, such technical descriptions, specifications, data, drawings, information, service manuals, quality control audits, facility inspection reports issued by governmental regulators or international quality control auditors regarding the Products, in the English language, as DISTRIBUTOR may reasonably request.

        5.3 PRODUCT APPROVALS. COMPANY shall provide to DISTRIBUTOR, at no cost to DISTRIBUTOR, all Products necessary for DISTRIBUTOR to fulfill it obligations under Sections 4.2 and 4.3.

        5.4 REGULATORY AND SAFETY TESTING REQUIREMENTS. COMPANY shall be considered to be the finished device manufacturer for the Products and shall be responsible for compliance with all regulatory and safety testing requirements for the Products in the Territory. COMPANY will provide DISTRIBUTOR any information reasonably requested for the purpose of complying with governmental requirements; provided, that COMPANY is reasonably satisfied that the confidentiality of any proprietary information it is asked to provide will be protected. COMPANY will notify DISTRIBUTOR promptly of any actions taken with respect to COMPANY or the Products by regulators in other jurisdictions, including (i) any facility inspection resulting in any notice of infraction, warning or other action, (ii) voluntary or mandatory recalls or withdrawal of products, (iii) administrative or court proceedings, (iv) any changes of factory location and the method of sterilization, packaging, materials, design or other specifications of Products and (v) similar matters. COMPANY will promptly provide DISTRIBUTOR with copies of any correspondence with regulators regarding any of the foregoing.

        5.5 PRODUCT TRAINING. COMPANY shall provide reasonable product training to DISTRIBUTOR's personnel and customers at mutually agreed upon times and places. Each party shall bear its own participants' expenses for attending such training, unless mutually agreed otherwise.

        5.6 MARKETING MATERIALS. Upon DISTRIBUTOR's reasonable request, COMPANY shall furnish DISTRIBUTOR, without charge (except as otherwise agreed), with reasonable quantities of technical, advertising and selling information and other promotional literature in the English language concerning the Products.



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        5.7     SAMPLES. COMPANY shall provide DISTRIBUTOR with a reasonable amount of samples of each of the Products, at no charge, as requested by DISTRIBUTOR, for sales presentations, medical meeting demonstrations or presentations, and for testing purposes.

        5.8 PERSONNEL. During the Term of this Agreement and for a period of five (5) years from the expiration or termination of this Agreement, COMPANY, its affiliates, successors and assigns shall not solicit or hire in any capacity any personnel employed by DISTRIBUTOR who are involved in the distribution or promotion of the Products.

        5.9 RECALLED PRODUCT. COMPANY shall give prompt notice to DISTRIBUTOR of any recall or contemplated recall of the Products. The parties shall give each other full cooperation throughout the recall process whether such recall is voluntary or otherwise and shall comply in full with applicable legal and governmental requirements. COMPANY shall reimburse DISTRIBUTOR for the price paid hereunder for such Products as may be recalled, plus all freight and related costs incurred by DISTRIBUTOR in connection with such recalled Products, including any cost incurred in returning such Products to COMPANY.

        5.10 INSURANCE. COMPANY shall at all times during the term of this Agreement maintain product liability insurance covering the products with minimum annual limits of Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. COMPANY shall maintain such insurance for a minimum of five (5) years after termination of this Agreement. Within thirty (30) days of the Effective Date, COMPANY shall deliver to DISTRIBUTOR a certificate of insurance evidencing such insurance and stating that the policy will not be canceled or modified without at least thirty (30) days prior written notice to DISTRIBUTOR. "Dollars" shall refer to United States Dollars.

6.      EXPENSES

        6.1 DISTRIBUTOR'S EXPENSES. Except as otherwise specifically provided herein, Distributor shall be responsible for all expenses incurred by it in connection with the implementation of this Agreement, including without limitation salaries, office and travel expenses of its employees, advertising and trade shows within the Territory and any and all taxes which may be imposed on DISTRIBUTOR within the Territory. COMPANY shall bear only such of these expenses as to which it has, by written agreement, given advance approval.

        6.2 COMPANY'S EXPENSES. Except as otherwise specifically provided herein, COMPANY shall be responsible for payment of all expenses incurred by it including any taxes imposed on it and shall also pay those expenses incurred in connection with the implementation of this Agreement for which it has given prior written approval of the reimbursement of such expense.


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7.      RECORDS AND REPORTS

        7.1 PURCHASE RECORDS. Subject at all times to Section 13, DISTRIBUTOR shall maintain complete and accurate records of aggregate purchases and resales of the Products and all other information received by or relating to Products, including market conditions, and shall permit, or cause to permit, COMPANY or its agents at any time during regular business hours to examine such records for purposes related to the performance of the Agreement. The duty of DISTRIBUTOR to preserve and the right of the COMPANY to examine all such records shall not cease until termination or expiration of this Agreement and shall survive until all moneys have been paid, all inventory sold or returned and no disputes exist. DISTRIBUTOR and COMPANY each shall, for tracking purposes, maintain accurate delivery, receiving and shipping records including model and lot number of the Products.

        7.2 QUARTERLY REPORT. DISTRIBUTOR shall provide to COMPANY, by the thirtieth (30th) day of the first month following the end of each quarter during the Term, a quarterly report summarizing DISTRIBUTOR's activities under this Agreement for the prior calendar quarter and containing such other information as COMPANY may reasonably request, including without limitation a description of and the amount of all Products in DISTRIBUTOR's inventory as of the first day of each calendar month.

8.      SALE OF PRODUCT TO DISTRIBUTOR

        8.1 PURCHASE PRICES. Three categories of Product pricing to DISTRIBUTOR will be established for this Agreement: (1) Peripheral Blood Clot Therapy Products, (2) Access Products, and
                (3) Liquid Embolization Systems (LES). COMPANY may also offer additional discounts depending upon the competitiveness of individual Products or give special consideration for additional volume discounting on a case by case basis. The calculation of Product purchase prices ("Purchase Price") to DISTRIBUTOR by category will be as follows:

                (a) Peripheral Blood Clot Therapy Products: the Purchase Price shall be the U.S. dollar equivalent of [*]% of DISTRIBUTOR'S ASP in the Territory for each such Product converted at a Yen/Dollar exchange rate of (Y)140/$1.00. In the event that the average daily exchange rate (T/T Selling Rate) during any quarter falls outside the range of (Y)135 to (Y)145, either Party may request of the other an opportunity to adjust prices.

                (b) Access Products: the Purchase Price shall be the U.S. dollar equivalent of [*]% of DISTRIBUTOR's ASP in the Territory for each such Product converted at a Yen/Dollar exchange rate of (Y)140/$1.00. COMPANY shall, at its sole discretion, have the option of (i) increasing Access Products pricing by [*]% of DISTRIBUTOR's ASP once DISTRIBUTOR's annual purchases from COMPANY reach $[*] in any calendar year, and
                        (ii) increasing Access Products pricing by an additional [*]% of DISTRIBUTOR's ASP once DISTRIBUTOR's annual purchases from COMPANY exceed $[*] in

*  Confidential Portions Omitted and Filed Separately with the Commission.




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                        any calendar year. Notwithstanding the foregoing, on
                        January 1 of each calendar year, the Purchase Prices for Access Products shall be reduced by an appropriate amount to negate the effect of any such optional increase imposed by COMPANY in the previous calendar year. In the event that the average daily exchange rate (T/T Selling Rate) during any quarter falls outside the range of (Y)135 to (Y)145, either Party may request of the other an opportunity to adjust prices.

                (c) Liquid Embolization Systems (EMBOLYX(TM)and Delivery Systems): the Purchase Price shall be the U.S. dollar equivalent of [*]% of DISTRIBUTOR's ASP in the Territory for each such Product at a Yen/Dollar exchange rate of(Y)140/$1.00. COMPANY shall, at its discretion, have the option of increasing LES pricing by [*]% of DISTRIBUTOR's ASP at its sole discretion once DISTRIBUTOR's annual purchases from COMPANY reach $[*] in any calendar year. COMPANY shall have the option of increasing LES pricing an additional [*]% of DISTRIBUTOR's ASP for any DISTRIBUTOR LES purchases from COMPANY that exceed $[*] in any calendar year. Notwithstanding the foregoing, on January 1 of each calendar year, the Purchase Prices for LES shall be reduced by an appropriate amount to negate the effect of any such optional increases imposed by COMPANY in the previous calendar year. In the event that the average daily exchange rate (T/T Selling Rate) during any quarter falls outside the range of(Y)135 to(Y)145, either Party may request of the other an opportunity to adjust prices.

                (d) For the purposes of calculating the Purchase Price for each category of Products in accordance with this
                        Section 8.1, DISTRIBUTOR's ASP shall be reviewed and reconciled by DISTRIBUTOR each calendar quarter of a Contract Year. For the first quarter of Contract Year 1, DISTRIBUTOR shall make a good faith estimate of its ASP for each Product category for the purpose of determining the appropriate Purchase Prices. Thereafter, the ASP used to determine Purchase Prices (for each Product category) in a given quarter of a Contract Year shall be DISTRIBUTOR's actual ASP in the preceding quarter, as reported by DISTRIBUTOR and documented in DISTRIBUTOR's quarterly report to COMPANY pursuant to Section 7.2. In addition, as set forth in subsections (a), (b) and (c) above, each Party may request of the other an opportunity to adjust the Yen/Dollar exchange rate used in calculating the Purchase Prices to account for a shift in such exchange rate beyond the specified range, which request the Parties agree to discuss in good faith, and no Party shall unreasonably withhold, condition or delay its approval of any such request made in accordance with the terms of this Section 8.1.

                (e) For purposes of this Section 8.1 all references to a Yen/Dollar daily exchange rate shall refer to the opening T/T Selling Rate for U.S. Dollars (as stated in
                        Yen) as publicly reported on such day by Sumitomo Bank in Tokyo, Japan.

*  Confidential Portions Omitted and Filed Separately with the Commission.



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                (f)     For the purposes of this Section 8.1 and Section 8.11,
                        in the event that DISTRIBUTOR creates a separate subsidiary company to market and sell the Products in the Territory as provided for in Section 4.1(b), then DISTRIBUTOR's Purchase Price shall be based upon the subsidiary's ASP in the same manner as provided for DISTRIBUTOR in Sections 8.1(a), (b), (c) and (d) above.

        8.2 PURCHASE ORDERS. All orders for Products by DISTRIBUTOR shall be initiated by DISTRIBUTOR's issuance of a written purchase order sent via facsimile or mail. Such orders shall state unit quantities, unit descriptions, requested delivery dates, and shipping instructions. This Agreement shall control orders of Products by DISTRIBUTOR. All different or additional terms or conditions in DISTRIBUTOR's purchase order, acknowledgment or other similar document shall not add to or modify the terms of this Agreement.

        8.3 ACCEPTANCE OF ORDERS. All orders and modification to orders are subject to acceptance by COMPANY; provided, however, that COMPANY agrees to accept all purchase orders by DISTRIBUTOR for the Products as long as such orders are consistent with DISTRIBUTOR's Annual Sales Plan as described in Section 8.11; and provided further, that COMPANY shall use its commercially reasonable efforts to accept or refuse any purchase order within five business days following receipt from DISTRIBUTOR. COMPANY shall use commercially reasonable efforts to fulfill all other orders by DISTRIBUTOR for the Products in the Territory. If COMPANY believes that it will not be able to satisfy DISTRIBUTOR's orders for the Products, it shall promptly notify DISTRIBUTOR, specifying the reasons for the delay and its expected duration. COMPANY shall have the right to cancel any order placed by DISTRIBUTOR or to refuse or delay the shipment thereof if DISTRIBUTOR shall fail to meet any payments as provided herein.

        8.4     TITLE AND DELIVERY OF PRODUCT.

                (a) All Products shall be delivered FOB/FCA COMPANY's manufacturing facility to the carrier designated by DISTRIBUTOR. If no such designation is made by DISTRIBUTOR, COMPANY shall select the most cost-effective carrier, given the time constraints known to COMPANY. COMPANY's title and the risk of loss to the Products shall pass to DISTRIBUTOR upon delivery of the Products to the carrier. For purposes of this Agreement, FOB and FCA shall have the meanings assigned to them under, and shall be governed by, Incoterms 1990 of the International Chamber of Commerce.

                (b) All shipments of Products shall be billed to DISTRIBUTOR at the Purchase Price in effect for each Product at the time of confirmation by COMPANY of DISTRIBUTOR's order for such Products.

                (c) All Products shall be suitably packed for shipment and marked for shipment to DISTRIBUTOR's facility designated in the purchase order. DISTRIBUTOR agrees to undertake all import formalities required to import




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                        the Products into the Territory, and to pay all custom
                        duties, freight, insurance and other shipping expenses, as well as any special packing expense.

                (d) COMPANY may make partial shipments against DISTRIBUTOR's purchase orders upon mutual agreement of the parties.

        8.5 PRODUCT SPECIFICATIONS. Each Product delivered under this Agreement will have upon shipment a minimum remaining shelf life of three-fourths (3/4) of such Product's approved shelf life. COMPANY reserves the right to change the design or specifications of any of the Products or part thereof at any time and with ninety (90) days prior notice to the DISTRIBUTOR. COMPANY also reserves the right to discontinue the manufacture and distribution of any of the Products at any time with ninety
                (90) days prior notice to DISTRIBUTOR and without substitution, in COMPANY's sole discretion. COMPANY recognizes that a substantial lead time is required to obtain import license approvals for Product specification changes and COMPANY will endeavor to its best reasonable ability to give DISTRIBUTOR as much advance notification as possible to Product specification changes. In the event COMPANY discontinues the manufacture or distribution of any Product or in the event of a Product specification change, DISTRIBUTOR's Annual Sales Plan obligations under Section 8.11 shall be amended and adjusted accordingly. Notwithstanding the foregoing, with respect to a Product or Product line that has been sold by COMPANY to DISTRIBUTOR for distribution hereunder, any discontinuation or cancellation of such Product or Product line for the purpose, directly or indirectly, of transfer of same to a third party or to an affiliate of COMPANY shall be deemed an assignment thereof, and any such transferee shall be bound to the terms and conditions of this Agreement to the same extent as COMPANY with respect to such Product or Product line.

        8.6 CANCELLATION OF ORDERS. DISTRIBUTOR may cancel an order for standard Products normally kept in COMPANY's inventory which COMPANY has accepted only by providing written notice to COMPANY prior to the shipment of any part thereof and by paying such reasonable cancellation charge requested by COMPANY. DISTRIBUTOR may not cancel an order for non-inventory Products or custom made Products which COMPANY has accepted unless confirmed in writing by COMPANY and by paying such reasonable cancellation charge, including, but not limited to, reasonable tooling and works-in-progress expenses requested by COMPANY.

        8.7 ACCEPTANCE. DISTRIBUTOR shall inspect all Products promptly upon receipt thereof and may reject any Product that fails in any material way to meet the specifications set forth in COMPANY's current data sheet for that Product. Any Product not properly rejected within ten (10) days after receipt of that Product by DISTRIBUTOR ("Rejection Period") shall be deemed accepted. If any unit of a Product is shipped by DISTRIBUTOR to its customer prior to the expiration of the Rejection Period, then that unit shall be deemed accepted upon shipment by DISTRIBUTOR. To reject a Product, DISTRIBUTOR shall (i) within ten (10) days



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                of receipt of such Product notify COMPANY of its rejection and request a Return Goods Authorization ("RGA") number, and (ii) within ten (10) days of receipt of the RGA number from COMPANY return such rejected Product to COMPANY, freight prepaid and properly insured. In the event that COMPANY determines that the returned Product was properly rejected by DISTRIBUTOR, DISTRIBUTOR shall be issued credit or a replacement Product shall be shipped to DISTRIBUTOR at COMPANY's expense. After the Rejection Period, DISTRIBUTOR may not return a Product to COMPANY for any reason without COMPANY's prior written consent.

        8.8 PAYMENT TERMS. Payments shall be made by DISTRIBUTOR sixty (60) days after receipt of Products. Payment shall be made by wire transfer in U.S. funds to an account designated by COMPANY.

        8.9 TAXES. DISTRIBUTOR shall pay all taxes (including, without limitation, sales, value-added and similar taxes) payable with respect to the sale and purchase of Products under this Agreement imposed by Japanese taxing authorities, except for taxes based on COMPANY's income. COMPANY shall be responsible for all taxes imposed by United States taxing authorities, other than any tax based on DISTRIBUTOR's income. In any event, DISTRIBUTOR may deduct from any payments to COMPANY the amount of any withholding taxes imposed upon such payment by Japanese taxing authorities to the extent that DISTRIBUTOR provides to COMPANY adequate receipts of such tax payment to enable COMPANY to claim equivalent United States tax credits.

        8.10    INITIAL ORDERS.

                (a) Upon execution of this Agreement, DISTRIBUTOR shall deliver to COMPANY a payment of Five Hundred Thousand Dollars ($500,000) for an initial order of the Products. This initial order shall be applied as a credit against the first Annual Sales Plan.

                (b) Upon achievement of the first regulatory approval for the application of LES, DISTRIBUTOR shall deliver to COMPANY a payment of One Million Dollars ($1,000,000) for an initial order of LES. This initial order of LES shall be applied as a credit against the Annual Sales Plan for that respective Contract Year.

        8.11    ANNUAL SALES PLAN.

                (a) DISTRIBUTOR and COMPANY shall prepare and agree upon by October 31 of each year an annual sales plan ("Annual Sales Plan") for the subsequent Contract Year during the Term. Each Annual Sales Plan shall include purchase and sales projections for Products for five (5) full calendar years with the first year projected by quarters. With respect to Product line extensions, the parties shall make Annual Sales Plan adjustments as mutually agreed upon, commensurate with the expanded total available market opportunity associated with the expanded Product offerings. The first year




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                        projections will serve as the minimum purchase
                        obligation for DISTRIBUTOR for the next Contract Year. The quarterly projections will serve as the production plan for the COMPANY. If after exhausting all reasonable effort COMPANY and DISTRIBUTOR are unable to mutually agree upon any Annual Sales Plan during the term of this Agreement, then the Annual Sales Plan shall be the same as the actual purchase and sales results during the Contract Year immediately preceding the Contract Year in which there is no agreement on the Annual Sales Plan.

                (b) Within ninety (90) days of the conclusion of any Contract Year of the Agreement in which DISTRIBUTOR has not attained the minimum purchase obligation under the Annual Sales Plan, DISTRIBUTOR shall have the discretionary right but not the obligation to purchase additional Products from COMPANY at the appropriate Purchase Prices in order to satisfy DISTRIBUTOR's obligation. Any purchases credited towards the prior Contract Year's Annual Sales Plan in accordance with the immediately preceding sentence shall not be credited towards the then current Contract Year's Annual Sales Plan. For the purposes of this Section 8.11 a Product shall be deemed purchased during a designated Contract Year when a firm purchase order has been received and accepted by COMPANY during such Contract Year, and which order calls for delivery of Products within that Contract Year; provided, that COMPANY shall accept or reject any such purchase order within fifteen (15) days following its receipt.

                (c) Notwithstanding any other provision of this Agreement to the contrary, any Annual Sales Plan then in effect shall be adjusted accordingly to reflect the effect of any Product recall, any discontinuation of a Product or Product line, any refusal or failure by COMPANY to satisfy a bona fide purchase order made in accordance with the terms of Section 8.2, or any relevant event of force majeure as set forth in Section 16.1.

                (d) COMPANY shall have the right but not the obligation to terminate this Agreement in the event that DISTRIBUTOR has not attained at least [*] percent ([*]%) of the Annual Sales Plan in at least three (3) Contract Years of any consecutive five (5) Contract Years.

                (e) If the Parties hereto do not agree on an Annual Sales Plan for the immediately following Contract Year for any three (3) Contract Years of five (5) consecutive Contract Years during the Initial Term, the commencement of the Renewal Period provided for in Section 3.2 shall be suspended pending the completion of good faith negotiations between the Parties resulting in a mutually agreeable Annual Sales Plan for the first Contract Year of such Renewal Period.

*  Confidential Portions Omitted and Filed Separately with the Commission.

9.      PRODUCT LIABILITY

        COMPANY shall indemnify and hold DISTRIBUTOR harmless from and against any and all liability, damages, judgments, fees, penalties, fines or other costs or expenses, including reasonable attorney's fees, arising out of any action brought against the DISTRIBUTOR, in which it is alleged that any of the Products are defectively designed, manufactured, or labeled, or contain defective operating instructions or safety warnings, except to the extent that such liability arises out of DISTRIBUTOR's own negligent acts or omissions. DISTRIBUTOR shall give COMPANY reasonable notice of any such action and shall assist COMPANY in the defense of any such action as may be reasonably requested by COMPANY.

10.     WARRANTY

        COMPANY warrants that the Products sold to DISTRIBUTOR are free from any defects in material, design, workmanship, manufacture, treatment, packing, instruction manuals, labeling, warning or otherwise and shall at all times comply with the requirements of and regulations adopted pursuant to the U.S. Federal Food, Drug and Cosmetic Act and applicable Japanese law. COMPANY further warrants that it will convey good title to all Products delivered to DISTRIBUTOR free from any security interest, liens or other encumbrance. COMPANY will provide, when requested by DISTRIBUTOR, certification that, to the best of its knowledge, it is in compliance with U.S. and Japanese laws, statutes, rules, and regulations and relevant orders relating to the manufacture, use, distribution and sale of the Products. SUBJECT TO ARTICLES 9 AND 14, COMPANY'S SOLE OBLIGATION UNDER THE FOREGOING WARRANTY SHALL BE, AT COMPANY'S SOLE ELECTION, TO EITHER REPLACE THE RELEVANT PRODUCT OR REFUND DISTRIBUTOR'S FULLY-LANDED PURCHASE PRICE FOR SUCH PRODUCT. Such obligation shall be subject to COMPANY being granted the reasonable opportunity to inspect, at COMPANY's expense, the defective Product at the location of its use or storage and, upon request in accordance with the COMPANY's instruction, return of the Product to COMPANY at COMPANY's cost. Any such replacement of Products may be made by substitution of any similar Product meeting quality specifications and payment by the COMPANY of all freight, handling and duty charges or taxes incident thereto. NOTWITHSTANDING THE FOREGOING, COMPANY MAKES NO WARRANTY, NOR SHALL IT HAVE ANY OTHER OBLIGATION TO DISTRIBUTOR WITH RESPECT TO ANY PRODUCT SOLD HEREUNDER, TO THE EXTENT THAT SUCH PRODUCT HAS EXPIRED ACCORDING TO PRODUCT LABELS OR HAS NOT BEEN USED, HANDLED OR STORED IN ACCORDANCE WITH COMPANY GUIDELINES AS COMMUNICATED BY COMPANY.

        EXCEPT AS EXPRESSLY PROVIDED ABOVE AND IN SECTION 12 BELOW, COMPANY GRANTS DISTRIBUTOR NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE, IN THIS AGREEMENT OR IN ANY COMMUNICATION BY COMPANY, REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY OR OTHERWISE.

11.     TRADEMARKS AND TRADE NAMES

        COMPANY hereby grants to DISTRIBUTOR a non-exclusive license (with right of sub-license to subdistributors appointed under Section 2.2) to use trademarks, trade names, copyrights and logos of COMPANY as communicated to DISTRIBUTOR from time to time (hereinafter referred to as the "Trademarks") in connection with its sales, promotion and distribution of the Products under this Agreement. Upon request, DISTRIBUTOR shall use its commercially reasonable efforts to register the Trademarks in the Territory on behalf of COMPANY and at COMPANY's expense during the effective term of this Agreement. DISTRIBUTOR may indicate in its advertising and promotion and on its stationery that it is an "authorized exclusive distributor" of the Products in the Territory. DISTRIBUTOR has no permission to and will not adopt, use or register as a trademark, trade name, business name or corporate name or part thereof, whether during the term of this Agreement or after its termination, any word, or symbol similar to any Trademarks. Furthermore, upon request of and at the expense of COMPANY, DISTRIBUTOR shall discontinue or cancel the registration of any and all Trademarks utilized and registered by DISTRIBUTOR in connection with the Products prior to or after the execution of this Agreement.

12.     INTELLECTUAL PROPERTY RIGHTS

        DISTRIBUTOR agrees that COMPANY owns all right, title and interest in all of COMPANY's patents, trademarks, trade names, inventories, copyrights, know-how and trade secrets relating to the design, manufacture, operation or service of the Products. The use by DISTRIBUTOR of any of these intellectual property rights is authorized only for the purposes herein set forth, and, subject to Section 15.4, upon termination of this Agreement for any reason such authorization shall cease. DISTRIBUTOR agrees to assign, and to execute all documentation reasonably necessary to effect assignment of, any and all such intellectual property rights to COMPANY, and agrees that material infringement by DISTRIBUTOR upon such right, title and interest, whether or not authorized or required under Japanese law or otherwise by governmental action, shall be grounds for termination of this Agreement.

13.     CONFIDENTIALITY

        Without the prior written consent of the disclosing Party, no receiving Party, its officers, agents, or employees shall, in any manner whatsoever for use in any way for its own account or for the account of any third party, public or private, disclose or communicate to a third party, public or private, any technical, engineering, manufacturing, business, financial or other information and know how (hereinafter referred to as the "Confidential Information") generated by any Party hereto and acquired directly or indirectly by the other Party. Nothing in this Section 13 shall prevent disclosure or use of information (i) already known to the receiving Party; (ii) which is or becomes public knowledge without the fault of the receiving Party; (iii) which is properly acquired by the receiving Party from a third party having the legal right to such information; (iv) is required to be disclosed by a governmental or judicial authority; (v) is independently developed by the receiving Party without reference to the supplying Party's Confidential Information, as documented by written evidence; or (vi) as required or as may be desirable in connection with a financing of COMPANY or

        DISTRIBUTOR. No receiving Party shall, in any manner whatever for use in any way for its own account or for the account of any third party, public or private, disclose or communicate to a third party, public or private, any Confidential Information for any purpose except for the purposes for which such Confidential Information was supplied, and such receiving Party will take every reasonable precaution to protect the confidentiality of such information. Each Party acknowledges that any breach of any obligation under this Section 13 is likely to cause or threaten irreparable harm to the other Party, and accordingly, each Party agrees that in such event the non-breaching Party shall be entitled to equitable relief to protect its interests, including, but not limited to, preliminary and permanent injunctive relief.

14.     INDEMNIFICATION AND LIMITATION OF LIABILITY

        14.1    INDEMNIFICATION.

                (a) Each Party agrees to indemnify, defend and hold the other Party and its officers, directors, employees, agents, successors and assigns harmless from and against any and all claims made by any third party arising out of the manufacture, processing, marketing, distribution or sale of the Products or otherwise, where and to the extent such damages are alleged to have been caused by the fault of such indemnifying Party or its officers, directors, employees, agents, successors or assigns. The indemnifying Party under this Section 14.1 shall be relieved of its obligation except to the extent that the indemnified Party: (i) gives the indemnifying Party written notice of such claim as soon as reasonably practicable; (ii) cooperates in the defense of such claim at the expense of the indemnifying Party, and
                        (iii) gives the indemnifying Party the sole control of defense and/or settlement of such claim. No settlement shall take place without the consent of the indemnified Party.

                (b) COMPANY shall defend, hold harmless and indemnify DISTRIBUTOR and its officers, directors, employees, agents, successors and assigns against any damages, disbursements, expense, liability, penalty or loss of any kind or nature (including reasonable attorneys' fees) ("Damages") incurred in connection with any suit, claim, or proceeding brought against COMPANY and/or DISTRIBUTOR for an alleged infringement of any patent, trademark or other intellectual property right in connection with the Products or for bodily injuries or death to any person caused by a defect in a Product or its design or manufacture, and COMPANY shall pay any such Damages incurred by or awarded against DISTRIBUTOR in connection with any such suit, claim or proceeding except to the extent that: (i) such Product has been modified or tampered with by DISTRIBUTOR, (ii) such Product has been misused as a result of DISTRIBUTOR's unauthorized representation about the Product; or (iii) DISTRIBUTOR fails to give COMPANY reasonable written notice of any such claim as soon as is reasonable practicable. COMPANY shall have the sole control of the defense and/or settlement of such claim; however, COMPANY agrees that it will not control or settle the same without prior consultation with DISTRIBUTOR.

        14.2 INFRINGING PRODUCTS. If a claim of patent or other proprietary right infringement is made by a third party with respect to a Product, then COMPANY, at its option and expense, shall (i) obtain for DISTRIBUTOR the right to continue to market and distribute the Product, (ii) replace the Product with a functionally-equivalent non-infringing Product, (iii) modify the Product so that it becomes non-infringing, so long as the functionality of the Product is not thereby adversely affected, and replace the infringing Product with such modified Product or
                (iv) have dismissed, settle or otherwise cause such claim to be withdrawn. If COMPANY is unable to accomplish any of the foregoing within one hundred eighty (180) days of the initial infringement claim, COMPANY shall grant DISTRIBUTOR a full refund of DISTRIBUTOR's fully-landed cost for all affected Products and accept return of such Products, and the parties shall remove all such affected Products from any then current and future Annual Sales Plans.

        14.3 LIMITATION OF LIABILITY. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 9 AND SECTION 14.1 ABOVE, NEITHER PARTY SHALL, BY REASON OF THE TERMINATION OF THIS AGREEMENT OR OTHERWISE, BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR OTHER DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT) WHETHER OR NOT ADVISED TO THE POSSIBILITY OF SUCH DAMAGES.

15.     TERMINATION

        15.1 TERMINATION FOR CAUSE. COMPANY or DISTRIBUTOR, as the non-defaulting Party, may terminate this Agreement, immediately upon the giving of written notice to the defaulting Party, in the event that any of the following events occur:

                (a) COMPANY or DISTRIBUTOR defaults in the material performance of any obligation under this Agreement and fails to cure such default within sixty (60) days after written notice thereof from the non-defaulting Party.

                (b) COMPANY or DISTRIBUTOR becomes insolvent or is unable to pay its debts as they mature or ceases to pay in the ordinary course of business its debts as they mature; or either Party makes an assignment for the benefit of its creditors; or a receiver, liquidator, custodian, trustee or the like is appointed for the Party or its property; or either Party commences a voluntary case under any applicable bankruptcy or insolvency law or consents to the entry of an order for relief in any involuntary case, or a court with jurisdiction enters a decree for relief in any involuntary case involving either party.

                (c) DISTRIBUTOR fails to meet the Annual Sales Plan amounts as provided in Section 8.11(d).

        15.2 CHANGE OF CONTROL. Notwithstanding Section 16.3, in the event of the sale of all or substantially all of COMPANY's assets or stock or a change in ownership or control of COMPANY, whether by merger or acquisition or otherwise (Change of Control), COMPANY's successor shall have ninety (90) days to notify DISTRIBUTOR of its intention either to terminate this Agreement or that it will take assignment of and assume all rights and obligations of COMPANY under the terms and conditions of this Agreement. In the event that the COMPANY's successor notifies DISTRIBUTOR within ninety (90) days of the Change of Control that it has chosen to terminate this Agreement, then COMPANY shall promptly pay to DISTRIBUTOR by wire transfer of same day funds to an account to be specified by DISTRIBUTOR the Termination Fee as set forth below. Subject to prior payment to DISTRIBUTOR of the Termination Fee, DISTRIBUTOR shall relinquish all rights under the Agreement upon the latter of the expiration of the Initial Term or one hundred eighty (180) days after receiving such written notice from COMPANY's successor. In no event shall a Change of Control cause termination of this Agreement prior to the expiration of the Initial Term.

        15.3 TERMINATION FEE. The Termination Fee shall be determined as follows: (i) if this Agreement is terminated during the Initial Term or during the first three Contract Years of the first Renewal Period, if any, then the Termination Fee shall be three multiplied by DISTRIBUTOR's Gross Margin during the four quarters immediately preceding termination; or (ii) if this Agreement is terminated during the last two Contract Years of the first Renewal Period, if any, or during any subsequent Renewal Period, then the Termination Fee shall be two multiplied by DISTRIBUTOR's Gross Margin during the four quarters immediately preceding termination.

        15.4 EFFECT OF TERMINATION. Upon expiration or termination of this Agreement for any reason whatsoever, DISTRIBUTOR and COMPANY each promise to immediately do the following:

                (a) DISTRIBUTOR shall pay to COMPANY all amounts which are payable by DISTRIBUTOR to COMPANY under this Agreement less any such amounts payable on the grounds of a dispute arising out of this Agreement against any claim or damages sought by DISTRIBUTOR.

                (b) Each Party shall return to the other Party all of the Confidential Information of the other Party in the possession or under the control of the receiving Party.

                (c) DISTRIBUTOR shall be entitled to have delivered the Products ordered prior to termination.

                (d) DISTRIBUTOR may, at its option, either sell all or any part of its remaining inventory of the Products to Customers or sell to COMPANY all or any part of DISTRIBUTOR's remaining inventory of the Products (excluding discontinued and demonstration units). COMPANY shall repurchase all of the Products that DISTRIBUTOR decides to sell to COMPANY.

                        DISTRIBUTOR must exercise the right to resell to COMPANY within sixty (60) days after termination of this Agreement. The price for such inventory shall be the cost paid by DISTRIBUTOR to COMPANY for such Products, plus DISTRIBUTOR's shipping and handling costs.

                (e) DISTRIBUTOR shall transfer to COMPANY, or any third party designated by COMPANY, the medical registrations and import permits ("Shonin(s)") for the Products. If termination of this Agreement occurs during the Initial Term, COMPANY agrees to reimburse DISTRIBUTOR for all of DISTRIBUTOR'S out-of-pocket expenses related to DISTRIBUTOR obtaining and maintaining the Shonin(s), including without limitation Product costs, documentation and Product testing fees, patient fees paid to the institution performing the clinical trials, fees paid to the institutions to perform and conduct the clinical trial including issuance of final reports, meeting expenses, training expenses, clinical trial product liability insurance and post-marketing surveillance fees; provided, however, that COMPANY shall not be obligated to reimburse DISTRIBUTOR for any amounts in excess of One Million Dollars ($1,000,000.00). DISTRIBUTOR overhead, salary and travel expenses in the Territory are specifically excluded from reimbursement hereunder. Any such reimbursable out-of-pocket expenses owed by DISTRIBUTOR upon termination of this Agreement shall become immediately due and payable.

16.     GENERAL PROVISIONS

        16.1 FORCE MAJEURE. Nonperformance of either party (except for payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party, provided, however, that should such material nonperformance by a party resulting from an event described in this Section 16.1 continue for a period in excess of ninety (90) days, then the other party may elect to terminate this Agreement by written notice hereof.

        16.2 INDEPENDENT CONTRACTORS. The relationship of COMPANY and DISTRIBUTOR established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow DISTRIBUTOR to create or assume any obligation on behalf of COMPANY for any purpose whatsoever. All financial obligations associated with DISTRIBUTOR's business are the sole responsibility of DISTRIBUTOR.

        16.3 NONASSIGNABILITY AND BINDING EFFECT. A mutually agreed consideration for COMPANY entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by DISTRIBUTOR under its present ownership, and, accordingly, DISTRIBUTOR agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of COMPANY, except to the extent provided for under Sections 2.2 and 4.1(b). COMPANY agrees that, except in connection with (i) a Change in Control, or (ii) the sale or transfer of a substantial portion of the assets of COMPANY constituting one or more Product lines to an unaffiliated third party along with an assignment of this Agreement with respect to such Product lines, COMPANY's rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of DISTRIBUTOR. Any such purported transfer not consented to by the other party shall be void and of no effect, and shall be grounds for termination of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

        16.4 SURVIVAL OF OBLIGATIONS. Both Parties agree that the obligation described in Sections 5.8, 5.10, 9, 10, 11, 12, 13, 14, 15, and
                16 of this Agreement shall survive any termination, cancellation, or expiration of this Agreement.

        16.5 REMEDIES. The rights and remedies of each Party under this Agreement are not exclusive but shall be in addition to all of the rights and remedies to which that Party is entitled against the other Party under the law governing this Agreement.

        16.6 NOTICES. Unless otherwise specified, any notice required by this Agreement shall be made in a writing sent by prepaid certified mail, overnight courier or any means of electronic communications with confirmation copy sent by certified mail to the addresses first listed above, until notice of another address shall be given in the manner provided herein. All notices, consents or requests shall be effective form the date of mailing if sent by facsimile, seven days if sent by certified mail and when received if sent by international courier.

        16.7 DISPUTE RESOLUTION. Disputes arising under, in connection with or as to the interpretation of this Agreement shall be resolved as provided in Exhibit A hereto.

        16.8 UNENFORCEABLE TERMS. In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, it shall be deemed separate and shall not affect any other provisions hereof or the validity hereof. The Parties agree to re-negotiate in good faith any term or provision held invalid and to be bound by the mutually agreed substitute term or provision.

        16.9 NO WAIVER. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

        16.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of California, excluding that body of law applicable to choice of law, and the applicability of the United Nations Convention on Contracts for the International Sale of Goods is expressly waived hereby.

        16.11 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

        16.12 LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All correspondence, notices, orders, claims, suits and other communication between the parties hereto shall be written or conducted in English. The headings to the paragraphs of this Agreement are for the convenience of reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

        16.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

MICRO THERAPEUTICS, INC.                     CENTURY MEDICAL, INC.


By:    /s/  George Wallace                   By:  /s/  M. Suzuki
   ----------------------------                 -------------------------
Title:  President and CEO                    Title: President and CEO
Date:   September 23, 1998                   Date:  September 23, 1998

                                    EXHIBIT A

                               DISPUTE RESOLUTION


The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations under this Agreement. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected Subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.


1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.      Within twenty-one (21) days following receipt of the original
        ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, (a) if the arbitration is to be held in California pursuant to Paragraph 3 below, the parties shall request that the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York, 10017, select a neutral; and (b) if the arbitration is to be held in Japan pursuant to Paragraph 3 below, the parties shall request that the Japan Commercial Arbitration Association ("JCAA") select a neutral.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location in Orange County in the State of California and proceed pursuant to CPR rules if the ADR is initiated and brought by Century, or in Tokyo, Japan and pursuant to JCAA rules if initiated and brought by the Company.

4. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction. Any arbitral award made pursuant to the ADR shall be enforceable under the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

5. Except as provided in paragraph 4 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.